Exhibit 99.1

Verso Addresses NYSE Listing Standard

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 17, 2008--Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has notified the company that it has fallen below the NYSE’s continued listing standard relating to market capitalization. The NYSE requires that Verso’s average market capitalization over a consecutive 30 trading-day period be at least $75 million. As of December 11, 2008, the date of the NYSE notice, Verso’s 30 trading-day average market capitalization was approximately $65.4 million.

Mike Jackson, President and Chief Executive Officer of Verso, commented, “We do not believe that Verso’s current stock price is indicative of the strong financial condition of the company. Verso has ample liquidity and is well positioned to fund its operations and anticipated growth.”

Under the applicable NYSE rules, Verso has 45 days from receipt of the NYSE notice to submit a plan to demonstrate its ability to achieve compliance with the market capitalization standard within 18 months. Verso intends to respond to the NYSE in a timely manner. In the meantime, Verso’s common stock will continue to be traded on the NYSE, subject to the company’s compliance with other NYSE continued listing requirements.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the company’s web site at www.versopaper.com. References to “Verso” or the “company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Specifically, all statements herein relating to Verso’s future compliance with the NYSE’s market capitalization standard and to the company’s future performance are forward-looking statements. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT:
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com